EX-10.3

RETIREMENT PLAN

ATLANTIC LIBERTY SAVINGS, F.A.
Brooklyn, New York

January 1, 2004

DIRECTORS’ RETIREMENT PLAN

          This Directors’ Retirement Plan (the Plan), effective as of the 1st day of January 2004, formalizes the understanding by and between Atlantic Liberty Savings, F.A. (the Bank), a federal stock savings bank, and its non-employee directors, hereinafter referred to as Director(s).

          This Plan is intended to comply with Internal Revenue Code (Code) Section 409A and any regulatory or other guidance issued under such Section. At the effective date of the Plan additional guidance was being promulgated by the Department of Treasury. Any terms of this Plan that conflict with such future guidance shall be null and void as of the effective date of the Plan. After such guidance is issued, the intent is to amend the Plan to delete any conflicting provisions and to add such other provisions as are required to fully comply with Section 409A and any other legislative or regulatory requirement applicable to the Plan. This Plan shall be effective as of January 1, 2005.

W I T N E S S E T H :

          WHEREAS, the Directors serve the Bank as members of the Board of Directors; and

          WHEREAS, the Bank desires to honor, reward and recognize the Directors who have provided long and faithful service to the Bank and to ensure the continued service on the Board by such Directors until retirement age; and

          WHEREAS, the Directors wish to be assured that they will be entitled to a certain amount of additional compensation for some definite period of time from and after retirement from active service with the Bank or other termination of service and wish to provide their beneficiaries with benefits from and after death; and

          WHEREAS, the Bank and the Directors wish to provide the terms and conditions upon which the Bank shall pay such additional compensation to the Directors after retirement or other termination of service and/or death benefits to their beneficiaries after death; and

          WHEREAS, the Bank and the Directors intend this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for such Directors; and

          WHEREAS, the Bank has adopted this Directors Retirement Plan which controls all issues relating to Retirement Benefits as described herein;

          NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Directors agree as follows:

SECTION I

DEFINITIONS

           When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1

Accrued Benefit means that portion of the Retirement Benefit which is required to be expensed and accrued under generally accepted accounting principles (GAAP) by any appropriate method which the Bank’s Board of Directors may require in the exercise of its sole discretion.

1.2	Act means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	Administrator means the Bank.

1.4	Bank means Atlantic Liberty Savings, F.A. and any successor thereto.

1.5

Beneficiary means the person or persons (and their heirs) that the Director has designated as his Beneficiary in a Beneficiary Designation Form, in the form attached hereto as Exhibit A) filed with the Administrator. If no Beneficiary is so designated, then the

Directors Spouse, if living, will be deemed the Beneficiary. If the Directors Spouse is not living, then the Children of the Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Director will be deemed the Beneficiary.

1.6

Benefit Eligibility Date shall be the date on which an eligible Director is entitled to receive his Retirement Benefit. A Director’s Benefit Eligibility Date shall occur on the 1st day of the month next following the Directors Separation from Service.

1.7

Cause means personal dishonesty, incompetence willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Plan, or gross negligence in matters of material importance to the Bank.

1.8

Change in Control shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined by the Secretary of the Treasury in regulations to be issued under Section 409A of the Code.

1.9

Children means the Directors children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term Children shall include both natural and adopted Children.

1.10	Disabled For purposes of this Plan, a Participant shall be considered disabled if the Participant:

(a)

is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)

is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under and accident and health plan covering employees of the Participant's employer.

1.11	Disability Benefit means the monthly benefit payable to the Director following a determination, in accordance with Subsection 3.6, that the Director is Disabled.

1.12	Effective Date of this Plan shall be January 1, 2005.

1.13	Estate means the estate of the Director.

1.14	Final Years Fees shall mean the rate of Regular Board Fees to which a Director is entitled in his final Year of Service on the Board.

1.15	Interest Factor means monthly compounding or discounting, as applicable, at seven percent (7%) per annum.

1.16

Payout Period means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in equal monthly installments commencing within thirty (30) days following the occurrence of the event which triggers distribution and continuing for sixty (60) consecutive months.

1.17	Plan Year shall mean the calendar year.

1.18

Regular Board Fees means the annual fee to which a Director is entitled for service on the Board and attendance at regularly scheduled meetings of the full Board, and excludes additional fees to which a Director becomes entitled by serving on additional Committees or attendance at special meetings of the Board.

1.19

Retirement Benefit means an annual amount payable to an eligible Director pursuant to the Plan. Directors shall first become eligible to participate in the Plan and may receive a Retirement Benefit upon completion of five (5) years of service with the Bank. For this purpose, credit shall not be granted for service to the Bank prior to the Effective Date of the Plan. The minimum Retirement Benefit to which a Director will become entitled upon the satisfaction of the foregoing applicable conditions shall be equal to fifty percent (50%) of the highest rate of Regular Board Fees to which such Director was entitled immediately prior to his termination of service on the Board (Final Years’ Fees) plus an additional 10% of Final Years’ Fees for each year of credited service on the Board after five (5) years of service, up to a maximum of one hundred percent (100%) of Final Years’ Fees.

1.20	Separation from Service shall mean the termination of the Directors service on the board, as such term is defined in Section 409A of the Code and Treasury Regulations.

1.21	Spouse means the individual to whom the Director is legally married at the time of the Directors death.

1.22

Survivor’s Benefit means an annual amount payable to the Beneficiary in monthly installments throughout the Payout Period, as designated in the Directors Beneficiary Designation Form. The Survivors Benefit shall be equal to the Retirement Benefit, calculated as if the Director had completed five (5) years of service with the Bank after adoption of the Plan, or if the Director has more than five (5) years of service with the Bank after adoption of the Plan, such Director’s actual number of years of service with the Bank.

1.23	Treasury Regulations means the regulations issued by the Treasury Department and/or other guidance issued by the Treasury Department or Internal Revenue Service under Code Section 409A.

1.24	Years of Service shall mean all calendar years of service beginning with the year in which the Plan is adopted.

SECTION II

ESTABLISHMENT OF RABBI TRUST

          The Bank intends to establish a rabbi trust into which the Bank intends to contribute assets which shall be held therein, subject to the claims of the Banks creditors in the event of the Bank’s Insolvency as defined in the plan which establishes such rabbi trust, until the contributed assets are paid to the Directors and their Beneficiaries in such manner and at such times as specified in this Plan. It is the intention of the Bank to make contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan. The rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement which has been established in conjunction with this Plan. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Any contributions to the rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement. The amount of such contribution(s) shall be equal to the Directors Accrued Benefit, if any, less: (i) previous contributions made on behalf of the Director to the rabbi trust, and (ii) earnings to date on all such previous contributions.

SECTION III

BENEFITS

3.1

Retirement Benefit. If a Director has five (5) Years of Service after adoption of the Plan, the Director shall be entitled to the Retirement Benefit. Such Retirement Benefit shall commence on the 1st day of the month following the Directors actual retirement or other Separation from Service on the Board, and shall be payable in monthly installments throughout the Payout Period. In the event a Director dies after commencement of the Retirement Benefit payments but before completion of all such payments due and owing hereunder, the Bank shall pay to the Directors Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2

Death Prior to Benefit Age. If the Director dies while in the service of the Bank, the Directors Beneficiary shall be entitled to the Survivors Benefit whether or not the Director has five (5) Years of Service after adoption of the Plan. The Survivor Benefit shall equal the Retirement Benefit that the Director is entitled to receive at the time of death, provided however, that if the Director does not have five (5) Years of Service at the time of death, the Director shall be credited with additional Years of Service so that the Director will receive the minimum Retirement Benefit under the Plan. The Survivors Benefit shall commence within thirty (30) days of the Directors death and shall be payable in monthly installments throughout the Payout Period.

3.3	Termination of Service Related to a Change in Control.

(a)

If a Change in Control occurs at the Bank, and thereafter the Director has a Separation from Service, the Director shall be entitled to his Retirement Benefit. Such benefit shall commence on the 1st day of the month following his termination of service and shall be payable in monthly installments throughout the Payout Period. In the event of a Change in Control, any Director with less than five (5) Years of Service with the Bank shall be deemed to have five (5) years of credited service for purposes of determining benefits hereunder. In the event that the Director dies at any time after commencement of the payments, but prior to completion of all such payments due and owing hereunder, the Bank, or its successor, shall pay to the Directors Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)

If, after such termination, the Director dies prior to commencement of the benefits hereunder, the Directors Beneficiary shall be entitled to the Survivors Benefit which shall commence within thirty (30) days of the Director’s death. The Survivor’s Benefit shall be payable in monthly installments over the Payout Period.

3.4	Termination for Cause. If the Director is terminated for Cause, all benefits under this Plan shall be forfeited and this Plan shall become null and void as to the Director.

3.5	Disability Benefit.

(a)

Notwithstanding any other provision hereof, if a Director becomes Disabled, the Director shall be entitled to receive the Disability Benefit hereunder. In the event the Director does not have five (5) Years of Service after adoption of the Plan, the Director shall be deemed to have five (5) Years of Service for purposes of determining his Disability Benefit. In the event the Director dies while receiving payments pursuant to this Subsection, but prior to the completion of all payments due and owing hereunder, the Bank shall pay to the Directors Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)

If the Director dies after approval of the Disability Benefit by the Board of Directors but before the commencement of such payments, the Directors Beneficiary shall be entitled to the Directors Accrued Benefit annuitized (using the Interest Factor) over the Payout Period. Such benefit shall be payable to the Beneficiary in monthly installments over the Payout Period commencing within thirty (30) days of the Director’s death.

3.6	Non-Competition During and After Service on the Board.

(a)

In consideration of the agreements of the Bank contained herein and of the payments to be made by the Bank pursuant hereto, the Director hereby agrees that, so long as he remains in the service of the Bank, he will not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Bank unless the Directors participation therein has been consented to, in writing, by the Board of Directors.

(b)	The Director expressly agrees that, as consideration for the covenants of the Bank contained herein and as a condition to the performance by the Bank of its obligations hereunder, from and after any voluntary or involuntary termination of service, other than a termination of service pursuant to Subsection 3.4, and continuing throughout the entire Payout Period, as provided herein, he will not, without the prior written consent of the Bank, become associated with, in the capacity of an employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area of the business of the Bank which enterprise is, or may be deemed to be, competitive with any business carried on by the Bank as of the date of the termination of the Directors service or his retirement.

(c)

In the event of a termination of the Directors service related to a Change in Control pursuant to Subsection 3.4, paragraph (b) of this Subsection 3.7 shall cease to be a condition to the performance by the Bank of its obligations under this Plan.

3.7

Breach. In the event of any material breach by the Director of the agreements and covenants contained herein, the Board of Directors of the Bank shall direct that any unpaid balance of any payments to the Director under this Plan be suspended, and shall thereupon notify the Director of such suspensions, in writing. Thereupon, if the Board of Directors of the Bank shall determine that said breach by the Director has continued for a period of one (1) month following notification of such suspension, all rights of the Director and his Beneficiaries under this Plan, including rights to further payments hereunder, shall thereupon terminate.

SECTION IV

BENEFICIARY DESIGNATION

          The Director shall make an initial designation of primary and secondary Beneficiaries in a Beneficiary Designation Form (attached hereto as Exhibit A) and shall have the right to change such designation, at any subsequent time, by submitting a new Beneficiary Designation Form to the Administrator. Any subsequent Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V

DIRECTOR’S RIGHT TO ASSETS

          The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Director, the Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Bank those payments so specified under this Plan. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Plan. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION VI

RESTRICTIONS UPON FUNDING

          The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Director, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Director be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION VII

ALIENABILITY AND ASSIGNMENT PROHIBITION

          Neither the Director nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION VIII

ACT PROVISIONS

8.1

Named Fiduciary and Administrator. The Bank, as Administrator, shall be the Named Fiduciary of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.2

Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to the Director (or to his Beneficiary in the case of the Directors death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Bank and its Board of Directors shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within ninety (90) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Bank and its Board of Directors shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Plan or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by a legally recognized arbitration /mediation association in accordance with its rules. If mediation is not successful in resolving the dispute, it shall be settled by binding arbitration administered by a legally recognized arbitration association in accordance with its’ rules, and the judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION IX

MISCELLANEOUS

9.1

No Effect on Directors Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to deal with the Director without regard to the existence of the Plan.

9.2

State Law. The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

9.3

Severability. In the event that any of the provisions of this Plan or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

9.4

Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

9.5

Unclaimed Benefit. The Director shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If the location of the Director is not made known to the Bank as of the date upon which any payment of any benefits may first be made, the Bank shall delay payment of the Directors benefit payment(s) until the location of the Director is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Director until the expiration of thirty-six (36) months. Upon expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Directors Beneficiary. If the location of the Directors Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Directors Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Director and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Director and/or Beneficiary under this Plan.

9.6

Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

9.8

Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of the Director to participate in or be covered by any other corporate benefit available to Directors of the Bank constituting a part of the Bank’s existing or future compensation structure.

9.9

Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Director, his successors, heirs, executors, administrators, and Beneficiaries.

9.10	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

SECTION X

AMENDMENT/REVOCATION

          This Plan shall not be amended, modified or revoked at any time, in whole or part, as to any Director, without the mutual written consent of the Director and the Bank, and such mutual consent shall be required even if the Director is no longer in the service of the Bank. In the event that any of the provisions of this Plan or portion hereof, are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Bank, as administrator of the Plan, in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

SECTION XI

EXECUTION

11.1

This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

11.2	This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on the day and date first above written.

ATTEST:	ATLANTIC LIBERTY SAVINGS, F.A.
/s/ Michelle A. Rizzotto	/s/ Barry M. Donohue
Secretary	By: Barry M. Donohue
Title: President and Chief Executive Officer